Exhibit 8.1

List of “significant subsidiaries” of Petrobras Argentina S.A.

as defined in Rule 1-02(w) of Regulation S-X

1.	Petrobras Energía Internacional S.A. (Argentina)

2.	EcuadorTLC S.A. (Ecuador)